Exhibit 99.2

Contacts:
Don Klink	Scott Brittain
Chief Financial Officer	Corporate Communications, Inc.
Addus HomeCare	(615) 324-7308
(630) 296-3400	scott.brittain@cci-ir.com
dklink@addus.com

ADDUS HOMECARE EXPANDS CREDIT FACILITY

Downers Grove, Illinois (November 16, 2015) – Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community-based services that are primarily personal in nature, provided in the home and focused on the dual eligible population, today announced that it has executed a credit agreement that expands its credit facilities to $100 million from $55 million previously. Under the new modified credit agreement, Addus has access to a term loan of up to $25 million, with the remaining $75 million available as a revolving credit facility. The Company has not accessed the term loan to date and currently has $58.3 million available under the revolving credit facility. The credit agreement has an accordion feature that enables the credit facility to be expanded to a total of $150 million, with access to a term loan of up to $25 million and with the remaining $125 million available as a revolving credit facility.

Don Klink, Chief Financial Officer, of Addus HomeCare, said, “We have completed a significant expansion of our credit facility to enhance our ability to grow, both organically and through acquisitions. In addition to strong positive demographic trends, these growth opportunities reflect the continuing transition by many states of care for their dual eligible populations to managed care organizations. Consistent with our recently completed acquisition of BestCare HomeCare, which has annualized revenues of approximately $5.7 million, and our pending acquisition of $47 million-revenue South Shore Home Health Services, we continue to focus on markets where the MCO transition has occurred, is underway or is anticipated in the near term.”

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits

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ADUS Expands Credit Facility

November 16, 2015

may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, estimation inaccuracies in future revenues, margins, earnings and growth, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus

Addus is a comprehensive provider of home and community-based services that are primarily personal in nature, provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

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